Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended July 31, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(689,201)	$(2,574,745)
Change in Unrealized Income (Loss)	293,333	(1,921,863)
Foreign Currency Transaction Income (Loss)	717,352	1,922,045

Net Trading Income (Loss)	321,484	(2,574,563)

Other Income
Interest Income	6,728	35,624

Total Income (Loss)	6,278	35,624

Expenses
Advisory Incentive Fees	147,402	155,645
Management Fees	93,213	734,251
Organization and Offering Expenses	19,734	190,360
Administrative Expenses	88,803	795,149
Brokerage Expenses	237,983	1,631,034

Total Expenses	587,135	3,506,439

Net Income (Loss)	$(258,923)	$(6,045,378)

Statement of Changes in Net Asset Value

Beginning Balance	65,848,719	80,039,618
Additions	10,000	10,000
Net Income (Loss)	(258,923)	(6,045,378)
Transfers from Class A to Class B	-	(1,059,783)
Redemptions	(755,360)	(8,100,021)

Balance at July 31, 2009	$64,844,436	$64,844,436
Total Units Held at End of the Period		590,363
Net Asset Value Per Unit		$109.84
Rate of Return	-0.39%	-8.00%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER OCTOBER 31, 2009

	For Month Ended July 31, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(9,293)	$(34,528)
Change in Unrealized Income (Loss)	3,955	(25,809)
Foreign Currency Transaction Income (Loss)	9,673	25,794

Net Trading Income (Loss)	4,335	(34,543)

Other Income
Interest Income	91	483

Total Income (Loss)	91	483

Expenses
Advisory Incentive Fees	1,988	2,082
Management Fees	1,257	9,943
Organization and Offering Expenses	266	2,640
Administrative Expenses	1,197	10,529
Brokerage Expenses	1,725	10,924

Total Expenses	6,433	36,118

Net Income (Loss)	$(2,007)	$(70,178)

Statement of Changes in Net Asset Value

Beginning Balance	888,019	-
Additions	-	-
Net Income (Loss)	(2,007)	(70,178)
Transfers from Class A to Class B	-	1,059,783
Redemptions	-	(103,593)

Balance at July 31, 2009	$886,012	$886,012
Total Units Held at End of the Period		7,973
Net Asset Value Per Unit		$111.12
Rate of Return	-0.23%	-6.93%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE OCTOBER 31, 2009